UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 19, 2012

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CLEAR CHANNEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
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Texas	001-09645	74-1787539
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 East Basse Road
San Antonio, Texas 78209
(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

John E. Hogan serves as Chairman and Chief Executive Officer of the Clear Channel Media & Entertainment division of Clear Channel Communications, Inc. (the “Company”) and its parent, CC Media Holdings, Inc. (“CCMH”).  Mr. Hogan’s employment agreement with Clear Channel Broadcasting, Inc., a subsidiary of the Company, contains provisions (the “Guaranteed Value Provisions”) that provide Mr. Hogan with (1) the opportunity to receive an additional award of restricted stock units from CCMH if his stock option awards do not achieve a certain value as of a specified future date and (2) in the case of a termination by the Company without cause, by Mr. Hogan for good reason or non-renewal of Mr. Hogan’s employment agreement by the Company, equity preservation value payments linked to the value of his stock option awards on the date of termination.

On October 22, 2012, CCMH commenced an exchange program (the “Program”) pursuant to which it offered eligible employees (including Mr. Hogan) the opportunity to exchange certain outstanding options to purchase shares of CCMH’s Class A common stock for restricted shares of CCMH’s Class A common stock.  The Program ended on November 19, 2012 and Mr. Hogan elected to participate in the Program, exchanging his outstanding stock options for restricted stock.  As a condition to his participation in the Program, the Guaranteed Value Provisions of his employment agreement were amended on November 19, 2012 to reflect the exchange of his stock options for restricted stock in the Program, so that the Guaranteed Value Provisions are now offset by the value of the restricted stock received in the Program rather than the stock option awards, which no longer exist after the closing of the Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL COMMUNICATIONS, INC.

Date: November 20, 2012	By:	/s/ Hamlet T. Newsom, Jr.
Hamlet T. Newsom, Jr.
Vice President, Associate General Counsel and
Assistant Secretary